Permian Resources Announces Strong Third Quarter 2025 Results and Increased Full Year Guidance

MIDLAND, Texas – November 5, 2025 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its third quarter 2025 financial and operational results and revised 2025 guidance.
Recent Financial and Operational Highlights
•Reported total average production of 410.2 MBoe/d, including 186.9 MBbls/d of oil, 105.8 MBbls/d of NGLs and 704.8 MMcf/d of natural gas
•Announced cash capital expenditures of $480 million, cash provided by operating activities of $766 million and adjusted free cash flow1 of $469 million
•Declared base dividend of $0.15 per share, representing 4.8% yield
•Increased mid-point of full year guidance for oil production by 3.0 MBbls/d to 181.5 MBbls/d and total production by 9.0 MBoe/d to 394.0 MBoe/d
•Reduced D&C costs to ~$725 per lateral foot, representing an 11% reduction compared to 2024 results
•Decreased total controllable cash costs by 6% quarter-over-quarter to $7.36 per Boe, driven primarily by lower LOE and continued focus on cost control
•Added ~5,500 net acres and ~2,400 net royalty acres through ~250 transactions for ~$180 million, demonstrating continued bolt-on and ground game success
•Further strengthened balance sheet through ~$460 million in debt reduction during the quarter
◦Leverage1 of ~0.8x and total liquidity of >$2.6 billion
•Entered into additional natural gas firm transportation and sales agreements to improve all-in netbacks
◦Expect ~75% of 2026 natural gas production to be priced at Gulf Coast and DFW markets or protected by hedges
Management Commentary
“Third quarter results clearly demonstrate Permian Resources’ leadership in the Delaware Basin,” said Will Hickey, Co-CEO of Permian Resources. “Strong well performance and continued cost reductions drove another step-change in capital efficiency. Our team remains focused on leveraging its operational and technical expertise to further strengthen our cost leadership position. During the quarter, we reduced D&C costs to approximately $725 per foot and continue to identify additional opportunities to capture further efficiencies.”
Financial and Operational Results
During the third quarter, average daily crude oil production was 186,937 barrels of oil per day (“Bbls/d”), a 6% increase compared to the prior quarter. Reported NGL and natural gas volumes were 105,822 Bbls/d and 704,795 Mcf/d, respectively. Total production was 410,225 barrels of oil equivalent per day (“Boe/d”). Production outperformance was driven by continued strong execution, in particular from a large-scale development in Texas that was brought online during the quarter. Realized prices for the quarter were $64.77 per barrel of oil, $17.50 per barrel of NGL and $0.58 per Mcf of natural gas.

Total cash capital expenditures (“capex”) for the third quarter were $480 million. During the quarter, the Company further reduced well costs on a per lateral foot basis through continued operational efficiencies and vendor optimization. Third quarter drilling and completion costs were approximately $725 per lateral foot, representing an 11% reduction from 2024.

The Company demonstrated strong cost control in the third quarter, with total controllable cash costs (LOE, GP&T and cash G&A) decreasing 6% quarter-over-quarter to $7.36 per Boe. Third quarter LOE was $5.07 per Boe, GP&T was $1.43 per Boe and cash G&A was $0.86 per Boe.
For the third quarter, Permian Resources generated net cash provided by operating activities of $766 million, adjusted operating cash flow1 of $949 million and adjusted free cash flow1 of $469 million. Adjusted diluted shares1 outstanding were 846.2 million for the three months ended September 30, 2025.
PR’s Fortress Balance Sheet Supports “All of the Above” Capital Allocation Strategy

Permian Resources continues to maintain a strong financial position and low leverage profile. During the quarter, the Company took steps to further improve its balance sheet, repaying at par $287 million in Senior Notes due 2026 and redeeming $170 million in principal of legacy Centennial Convertible Senior Notes due 2028. As a result, total debt was reduced by 11% quarter-over-quarter to $3.6 billion. At quarter-end, Permian Resources’ revolving credit facility remained undrawn, and total liquidity was over $2.6 billion. Net debt-to-LQA EBITDAX1 at September 30, 2025 was 0.8x. The Company also received an investment grade rating at Fitch Ratings during the quarter and was recently placed on positive outlook by Moody’s. Permian Resources is one notch away from achieving investment grade from S&P and Moody’s.

The Company’s strong balance sheet provides flexibility to allocate capital across all key drivers of shareholder return, including paying a sustainable base dividend, improving the business through accretive acquisitions, reducing debt and opportunistically buying back shares. This “all of the above” approach has been demonstrated in 2025 through return of capital via the Company’s peer-leading base dividend, execution of over $800 million of accretive acquisitions, debt reduction of $634 million and share buybacks of $74 million.

“Our strong balance sheet and capital allocation strategy allow the Company to create outsized value across cycles,” said James Walter, Co-CEO of Permian Resources. “We are focused every day on investing free cash flow in a manner that maximizes returns for investors over the long-term. For Permian Resources, we define that goal as growing free cash flow per share throughout cycles, which we have demonstrated since inception and are excited to build upon our established track record.”

Acquisitions Update

Since 2015, Permian Resources’ management team has successfully executed its opportunistic, value-driven approach to M&A, focused on making the business better and creating value for shareholders. Importantly, the Company’s low-cost leadership within the Delaware Basin provides a sustainable advantage to its acquisition strategy, resulting in increased operating efficiencies and higher returns. Permian Resources’ competitive advantages also include its Midland-based team’s long-term relationships and technical expertise which provide an edge in sourcing and evaluating potential deals. Combined, these attributes have allowed the Company to consistently execute on thousands of attractive acquisitions over the last decade.

Permian Resources built upon this momentum in the third quarter, executing approximately 250 bolt-ons and grassroots transactions. Combined, the Company added 5,500 net leasehold acres and 2,400 net royalty acres for total consideration of $180 million, reflecting an acquisition value of $25,000 per net leasehold acre and $7,500 per net royalty acre after adjusting for 800 Boe/d of production. Notably, approximately 95% of the acquisition capital was invested in New Mexico, further strengthening the Company’s core Northern Delaware position.

“We continue to identify and execute on attractive acquisition opportunities, utilizing Permian Resources’ leading cost structure and basin knowledge to add high-return inventory in an accretive manner. Year-to-date, we have deployed over $800 million on high-quality acquisitions, continuing our long history of executing on our disciplined acquisition strategy. Going forward, we feel as confident as ever about our acquisition pipeline in the Delaware Basin, which continues to be focused on accretive bolt-ons and ground game transactions,” said James Walter, Co-CEO.

2025 Operational Plan and Target Update
Permian Resources increased its 2025 oil production target by 3.0 MBbls/d to 181.5 MBbls/d and raised its total production target by 9.0 MBoe/d to 394.0 MBoe/d, each based on the mid-point of guidance. The increase in full year production guidance is driven by continued strong well results. There are no other changes to the Company’s guidance ranges.
(For a detailed table summarizing Permian Resources’ revised 2025 operational and financial guidance, please see the Appendix of this press release.)
Natural Gas Marketing Update
Year-to-date, Permian Resources has significantly improved its midstream and marketing portfolio, driving higher all-in netbacks and increasing the amount of natural gas sold at key demand hubs. The Company now has firm capacity on long-haul pipelines and sales agreements out of basin for approximately 330 MMcf/d in 2026, increasing to approximately 700 MMcf/d in 2028. These agreements will provide the Company increased pricing exposure to the Gulf Coast and DFW regions, which have historically received superior realizations versus the Waha hub. As a result, in 2026 the volumes associated with these agreements are expected to realize approximately $1 per Mcf improved pricing relative to Waha, representing over $100 million uplift to free cash flow in 2026. Longer-term, Permian Resources is well positioned to benefit from growing natural gas demand and higher realized prices as a result of these agreements.
Shareholder Returns
Permian Resources announced today that its Board of Directors declared the Company’s fourth quarter 2025 base dividend of $0.15 per share of Class A common stock, or $0.60 per share on an annualized basis. The base dividend is payable on December 31, 2025 to shareholders of record as of December 17, 2025. The Company’s base dividend represents an annualized yield of 4.8% as of November 4, 2025. Also during the quarter, the Company repurchased 2.3 million shares for $30 million at a weighted average price of $13.49 per share.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on November 6, 2025.
Conference Call and Webcast
Permian Resources will host an investor conference call on Thursday, November 6, 2025 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss third quarter 2025 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 549-8228 (Conference ID: 91750) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (888) 660-6264 (Passcode: 91750) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company's assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 475,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, NGL and natural gas prices or a prolonged period of low oil, NGL or natural gas prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, NGLs and natural gas;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•the effects of a prolonged government shutdown;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, NGL and natural gas prices;
•the timing and amount of our future production of oil, NGLs and natural gas;
•our ability to identify, complete and effectively integrate acquisitions of properties, or businesses;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, NGLs and natural gas;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, NGLs and natural gas. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:

•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, NGL and natural gas reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;
•risks related to acquisitions we may make from time to time, including the risk that we may fail to integrate such acquisitions on the terms and timing contemplated, or at all, and/or to realize our strategy and plans to achieve the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•changes to tax laws or interpretations thereof and the impact of such changes on us, including the One Big Beautiful Bill Act ("OBBBA");
•regulatory changes, including those that may impact environmental, energy, and natural resources regulation;
•the possibility that the industry in which we operate may be subject to new or volatile local, state, and federal laws, regulations or policies that may affect our business (including additional taxes and changes in regulations and policies related to environmental, health, and safety, climate change, trade policy and tariffs) as a result of existing or developing political, environmental and social movements;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability of water disposal facilities;
•availability of cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates and associated changes in monetary policy;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel, Iran and their surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage and the effects therefrom;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Weighted Average Shares Outstanding and Net Debt-to-LQA EBITDAX (also referred to as “leverage” in this press release) are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Contacts:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2025 operational and financial guidance are presented below:

	2025 FY Guidance (Updated)
Net average daily production (Boe/d)	390,000	—	398,000
Net average daily oil production (Bbls/d)	181,000	—	182,000

Production costs
Total controllable cash costs	$7.25	—	$8.25
Lease operating expenses ($/Boe)	~$5.55
Gathering, processing and transportation expenses ($/Boe)	~$1.30
Cash general and administrative ($/Boe)(1)	~$0.90
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,920	—	$2,020

Operated drilling program
TILs (gross)	~275
Average working interest	~75%
Average lateral length (feet)	~10,000
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenues (in thousands):
Oil sales	$1,113,847	$1,099,318	$3,231,068	$3,265,303
NGL sales	170,385	153,340	513,426	460,701
Natural gas sales	33,856	(37,087)	145,686	(21,351)
Purchased gas sales, net	3,708	—	5,663	—
Oil and gas sales	$1,321,796	$1,215,571	$3,895,843	$3,704,653

Net production:
Oil (MBbls)	17,198	14,794	49,009	42,519
NGL (MBbls)	9,736	7,889	26,377	22,229
Natural gas (MMcf)	64,841	55,496	185,932	162,522
Total (MBoe)(1)	37,741	31,932	106,376	91,835

Average daily net production:
Oil (Bbls/d)	186,937	160,801	179,523	155,180
NGL (Bbls/d)	105,822	85,754	96,618	81,129
Natural gas (Mcf/d)	704,795	603,217	681,071	593,144
Total (Boe/d)(1)	410,225	347,091	389,653	335,166

Average sales prices:
Oil (per Bbl)	$64.77	$74.31	$65.93	$76.80
Effect of derivative settlements on average price (per Bbl)	2.20	0.09	1.94	(0.37)
Oil including the effects of hedging (per Bbl)	$66.97	$74.40	$67.87	$76.43

NGL (per Bbl)	$17.50	$19.44	$19.46	$20.73

Natural gas (per Mcf)	$0.52	$(0.67)	$0.78	$(0.13)
Effect of derivative settlements on average price (per Mcf)	0.50	0.43	0.28	0.34
Effect of purchased gas sales on average price (per Mcf)	0.06	—	0.03	—
Natural gas including the effects of hedging (per Mcf)	$1.08	$(0.24)	$1.09	$0.21

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating costs (in thousands):
Lease operating expenses	$191,338	$173,255	$558,937	$501,597
Severance and ad valorem taxes	101,481	91,548	304,404	280,784
Gathering, processing and transportation expenses	53,971	50,220	156,375	133,020
Operating cost metrics:
Lease operating expenses (per Boe)	$5.07	$5.43	$5.25	$5.46
Severance and ad valorem taxes (% of revenue)	7.7%	7.5%	7.8%	7.6%
Gathering, processing and transportation expenses (per Boe)	$1.43	$1.57	$1.47	$1.45

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues
Oil and gas sales	$1,321,796	$1,215,571	$3,895,843	$3,704,653
Operating expenses
Lease operating expenses	191,338	173,255	558,937	501,597
Severance and ad valorem taxes	101,481	91,548	304,404	280,784
Gathering, processing and transportation expenses	53,971	50,220	156,375	133,020
Depreciation, depletion and amortization	526,915	453,603	1,507,528	1,290,210
General and administrative expenses	49,963	43,783	142,858	129,885
Merger and integration expense	—	—	—	18,064
Impairment and abandonment expense	2,251	1,380	7,606	7,784
Exploration and other expenses	4,933	6,962	25,243	24,428
Total operating expenses	930,852	820,751	2,702,951	2,385,772
Net gain on sale of long-lived assets	—	329	—	441
Income from operations	390,944	395,149	1,192,892	1,319,322

Other income (expense)
Interest expense	(69,386)	(74,824)	(215,995)	(219,388)
Loss on extinguishment of debt	(264,294)	(5,110)	(270,120)	(8,585)
Net gain (loss) on derivative instruments	105,714	238,533	236,464	131,702
Other income (expense)	5,877	9,247	24,018	9,676
Total other income (expense)	(222,089)	167,846	(225,633)	(86,595)

Income before income taxes	168,855	562,995	967,259	1,232,727
Income tax expense	(87,394)	(106,468)	(250,214)	(237,697)
Net income	81,461	456,527	717,045	995,030
Less: Net income attributable to noncontrolling interest	(22,227)	(70,151)	(121,376)	(226,979)
Net income attributable to Class A Common Stock	$59,234	$386,376	$595,669	$768,051

Income per share of Class A Common Stock:
Basic	$0.08	$0.56	$0.84	$1.24
Diluted	$0.08	$0.53	$0.83	$1.16

Weighted average Class A Common Stock outstanding:
Basic	712,282	693,692	705,920	619,741
Diluted	727,693	736,239	720,738	663,315

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$111,805	$479,343
Accounts receivable, net	571,778	530,452
Derivative instruments	204,988	85,509
Prepaid and other current assets	28,292	26,290
Total current assets	916,863	1,121,594
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,964,138	1,990,441
Proved properties	20,734,450	18,595,780
Accumulated depreciation, depletion and amortization	(6,652,245)	(5,163,124)
Total oil and natural gas properties, net	16,046,343	15,423,097
Other property and equipment, net	56,566	50,381
Total property and equipment, net	16,102,909	15,473,478
Noncurrent assets
Operating lease right-of-use assets	142,281	119,703
Other noncurrent assets	163,420	183,125
TOTAL ASSETS	$17,325,473	$16,897,900
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,211,441	$1,198,418
Operating lease liabilities	78,168	57,216
Other current liabilities	81,372	71,703
Total current liabilities	1,370,981	1,327,337
Noncurrent liabilities
Long-term debt, net	3,544,836	4,184,233
Asset retirement obligations	163,698	148,443
Deferred income taxes	851,883	602,379
Operating lease liabilities	66,013	64,288
Other noncurrent liabilities	54,538	52,701
Total liabilities	6,051,949	6,379,381
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 750,292,512 shares issued and 744,064,408 shares outstanding at September 30, 2025 and 707,388,380 shares issued and 703,774,082 shares outstanding at December 31, 2024	75	71
Class C: 85,173,966 shares issued and outstanding at September 30, 2025 and 99,599,640 shares issued and outstanding at December 31, 2024	9	10
Additional paid-in capital	8,676,603	8,056,552
Retained earnings (accumulated deficit)	1,349,369	1,081,895
Total shareholders' equity	10,026,056	9,138,528
Noncontrolling interest	1,247,468	1,379,991
Total equity	11,273,524	10,518,519
TOTAL LIABILITIES AND EQUITY	$17,325,473	$16,897,900

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$717,045	$995,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,507,528	1,290,210
Stock-based compensation expense	55,344	46,713
Impairment and abandonment expense	7,606	7,784
Deferred tax expense	246,348	228,762
Net (gain) loss on sale of long-lived assets	—	(441)
Non-cash portion of derivative (gain) loss	(88,986)	(91,362)
Amortization of debt issuance costs, discount and premium	6,313	4,752
Loss on extinguishment of debt	270,120	8,585
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(40,230)	52,567
(Increase) decrease in prepaid and other assets	(2,975)	(6,828)
Increase (decrease) in accounts payable and other liabilities	25,101	4,618
Net cash provided by operating activities	2,703,214	2,540,390
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(830,278)	(1,016,089)
Drilling and development capital expenditures	(1,485,408)	(1,556,208)
Purchases of other property and equipment	(11,344)	(7,101)
Proceeds from sales of oil and natural gas properties	179,616	15,579
Net cash used in investing activities	(2,147,414)	(2,563,819)
Cash flows from financing activities:
Proceeds from equity offering, net	—	402,211
Proceeds from borrowings under revolving credit facility	—	1,965,000
Repayment of borrowings under revolving credit facility	—	(1,965,000)
Proceeds from issuance of senior notes	—	1,000,000
Redemption of senior notes	(464,548)	(656,351)
Debt issuance and redemption costs	(18,535)	(22,582)
Proceeds from exercise of stock options	219	257
Share repurchases	(73,700)	(61,048)
Dividends paid	(324,201)	(361,402)
Distributions paid to noncontrolling interest owners	(42,573)	(78,889)
Net cash used in financing activities	(923,338)	222,196
Net increase (decrease) in cash, cash equivalents and restricted cash	(367,538)	198,767
Cash, cash equivalents and restricted cash, beginning of period	479,343	73,864
Cash, cash equivalents and restricted cash, end of period	$111,805	$272,631

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Nine Months Ended September 30,
	2025	2024
Cash and cash equivalents	$111,805	$272,026
Restricted cash	—	605
Total cash, cash equivalents and restricted cash	$111,805	$272,631

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, loss on extinguishment of debt, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$59,234	$207,137	$329,298	$216,650	$386,376
Net income attributable to noncontrolling interest	22,227	37,884	61,265	38,829	70,151
Interest expense	69,386	72,770	73,839	76,783	74,824
Income tax expense	87,394	62,486	100,334	62,645	106,468
Depreciation, depletion and amortization	526,915	506,410	474,203	486,463	453,603
Impairment and abandonment expense	2,251	146	5,209	2,128	1,380
Loss on extinguishment of debt	264,294	—	5,826	—	5,110
Non-cash derivative (gain) loss	(35,307)	(17,256)	(36,423)	73,579	(213,102)
Stock-based compensation expense(1)	17,435	19,293	16,199	13,149	13,537
Exploration and other expenses	4,933	5,060	15,250	6,363	6,962
(Gain) loss on sale of long-lived assets	—	—	—	66	(329)
Adjusted EBITDAX	$1,018,762	$893,930	$1,045,000	$976,655	$904,980

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX, also referred to as leverage, is a non-GAAP financial measure. We define net debt as total debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2025, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to total debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

($ in thousands)	September 30, 2025
Total debt, net	$3,544,836
Unamortized debt discount, premium and issuance costs on senior notes	30,164
Total debt	3,575,000
Less: cash and cash equivalents	(111,805)
Net debt (Non-GAAP)	3,463,195
LQA EBITDAX(1)	$4,075,048
Net debt-to-LQA EBITDAX	0.8	x
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2025, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding and the effect of the conversion of our Convertible Senior Notes during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measures calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2025	2024
Basic weighted average shares of Class A Common Stock outstanding	712,282	693,692
Weighted average shares of Class C Common Stock	95,660	100,670
Adjusted basic weighted average shares outstanding	807,942	794,362

Basic weighted average shares of Class A Common Stock outstanding	712,282	693,692
Add: Dilutive effects of Convertible Senior Notes	—	29,117
Add: Dilutive effects of equity awards	15,411	13,430
Diluted weighted average shares of Class A Common Stock outstanding	727,693	736,239
Weighted average shares of Class C Common Stock	95,660	100,670
Effect of conversion of Convertible Senior Notes on weighted average shares	22,864	—
Adjusted diluted weighted average shares outstanding	846,217	836,909

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2025	2024
Net cash provided by operating activities	$766,486	$954,358
Changes in working capital:
Accounts receivable	63,690	(78,413)
Prepaid and other assets	(239)	2,431
Accounts payable and other liabilities	118,356	(56,437)
Other non-recurring charges	—	1,106
Estimated tax distribution to noncontrolling interest owners(1)	224	(181)
Adjusted operating cash flow	948,517	822,864
Less: total cash capital expenditures	(479,680)	(520,173)
Adjusted free cash flow	$468,837	$302,691

Adjusted diluted weighted average shares outstanding	846,217	836,909

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the three months ended September 30, 2025.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for loss on extinguishment of debt, non-cash gains or losses on derivatives, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2025	2024
Net income attributable to Class A Common Stock	$59,234	$386,376
Net income attributable to noncontrolling interest	22,227	70,151
Loss on extinguishment of debt(3)	264,294	5,110
Non-cash derivative (gain) loss	(35,307)	(213,102)
Other non-recurring charges	—	1,106
Impairment and abandonment expense	2,251	1,380
(Gain) loss on sale of long-lived assets	—	(329)
Adjusted net income excluding above items	312,699	250,692
Income tax benefit (expense) attributable to the above items(1)(3)	2,437	30,529
Adjusted net income	$315,136	$281,221
Interest on Convertible Senior Notes, net of tax	—	1,305
Adjusted Net Income - Diluted	315,136	282,526

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	846,217	836,909
Adjusted net income per adjusted diluted share	$0.37	$0.34

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.
(3)    There is no tax benefit calculated for the loss on extinguishment of debt associated with the Convertible Senior Notes incurred during the three months ended September 30, 2025.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of October 31, 2025:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)
Crude oil swaps - NYMEX WTI	October 2025 - December 2025	5,244,000	57,000	$70.99
	January 2026 - March 2026	2,655,000	29,500	69.71
	April 2026 - June 2026	2,684,500	29,500	68.85
	July 2026 - September 2026	2,714,000	29,500	68.13
	October 2026 - December 2026	2,714,000	29,500	67.57

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil basis differential swaps(1)	October 2025 - December 2025	4,140,000	45,000	$1.10
	January 2026 - March 2026	2,655,000	29,500	1.07
	April 2026 - June 2026	2,684,500	29,500	1.07
	July 2026 - September 2026	2,714,000	29,500	1.07
	October 2026 - December 2026	2,714,000	29,500	1.07

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil roll differential swaps - NYMEX WTI	October 2025 - December 2025	5,244,000	57,000	$0.55
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil basis swap transactions are settled utilizing the ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - NYMEX Henry Hub	October 2025 - December 2025	15,180,000	165,000	$4.02
	January 2026 - March 2026	8,190,000	91,000	4.08
	April 2026 - June 2026	8,281,000	91,000	3.40
	July 2026 - September 2026	8,372,000	91,000	3.65
	October 2026 - December 2026	8,372,000	91,000	4.01
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - Waha Hub	October 2025 - December 2025	7,530,000	81,848	$1.41
	January 2026 - March 2026	5,850,000	65,000	2.78
	April 2026 - June 2026	5,915,000	65,000	0.27
	July 2026 - September 2026	5,980,000	65,000	1.68
	October 2026 - December 2026	12,385,000	134,620	2.68
	January 2027 - March 2027	7,650,000	85,000	3.57

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps(1)	October 2025 - December 2025	19,044,000	207,000	$(1.43)
	January 2026 - March 2026	12,330,000	137,000	(1.34)
	April 2026 - June 2026	12,467,000	137,000	(2.31)
	July 2026 - September 2026	12,604,000	137,000	(1.42)
	October 2026 - December 2026	12,604,000	137,000	(1.21)
	January 2027 - March 2027	14,490,000	161,000	(0.47)
	April 2027 - June 2027	14,651,000	161,000	(1.11)
	July 2027 - September 2027	14,812,000	161,000	(0.65)
	October 2027 - December 2027	14,812,000	161,000	(0.91)

(1)    These natural gas basis swap contracts are settled utilizing the Inside FERC’s West Texas Waha Hub price and the NYMEX Henry Hub price of natural gas.